Exhibit No. 12.

Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges
(Unaudited)
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
                                                12 months ended March 31,
                                                    2000        1999
                                                (Dollars in Thousands)
Earnings

Income (loss) before income taxes                  ($13,402)    $44,325
Plus debt expense                                    17,988      15,199
Plus allowance for borrowed
   funds used during construction                     2,605       1,326
Plus interest portion of rental expense                 201         342
                                                     $7,392     $61,192

Fixed Charges

Debt expense                                        $17,988     $15,199
Plus allowance for borrowed
   funds used during construction                     2,605       1,326
Plus interest portion of rental expense                 201         342
                                                    $20,794     $16,867

Ratio of Earnings to Fixed Charges                     0.36        3.63

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